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                           OFFER TO PURCHASE FOR CASH
    ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

                                       OF

                         HERBALIFE INTERNATIONAL, INC.

                                       AT

                              $17.00 NET PER SHARE

                                       BY

                        MH MILLENNIUM ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                           MH MILLENNIUM HOLDINGS LLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 15, 1999, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by MH Millennium Acquisition Corp., a Nevada corporation (the "Purchaser"), a wholly owned subsidiary of MH Millennium Holdings LLC, a Delaware limited liability company (the "Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and Class B Common Stock, par value $0.01 per share (the "Class B Shares," and together with the Class A Shares, the "Shares"), of Herbalife International, Inc., a Nevada corporation (the "Company"), at a price of $17.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 17, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (the terms and conditions of which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. A printed form of a letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          5. Return envelope addressed to the Depositary.
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     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE
THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 15, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made in accordance with an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 13, 1999, among the Company, the Parent, the Purchaser, the Company's founder, Chief Executive Officer, President and Chairman of the Board, Mark Hughes ("Mr. Hughes") and The Mark Hughes Family Trust (the "Family Trust").

     The Offer is conditioned upon, among other things, (1) there being tendered and not withdrawn prior to the expiration date of the Offer, at least a majority of the Class A Shares and at least a majority of the Class B Shares outstanding as of September 13, 1999, excluding shares owned by Mr. Hughes and entities controlled and beneficially owned by him, directly and indirectly (the "Continuing Stockholder"), (the "Minimum Condition") and (2) the Purchaser obtaining financing for the Offer, the Merger and related transactions. The Minimum Condition is not waivable by the Purchaser or the Parent without the consent of the Company, acting through a Special Committee of the Company's Board of Directors.

     If the Minimum Condition is met and the Offer is consummated, the Purchaser and Parent will, subject to certain conditions, cause the Purchaser to be merged with the Company (the "Merger") in a transaction in which the Company will be the surviving corporation, the Continuing Stockholder will own all the stock of the surviving corporation in the Merger, and the other stockholders of the Company other than the Continuing Stockholder will receive $17.00 per Share in cash (unless particular stockholders elect to exercise dissenters' rights with respect to their Shares as described in Section 10 of the Offer to Purchase). If the Minimum Condition is not met and not waived by the Company, then the Purchaser is not obligated, or permitted, under the Merger Agreement to consummate the Offer or the Merger. The Offer is also subject to other conditions described in Section 5 of the Offer to Purchase.

     In connection with the Offer and the Merger, stockholders are entitled to exercise dissenters' rights. See Section 10 of the Offer to Purchase.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,

                                      D. F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.